Exhibit 23.1

CONSENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 20, 2004, accompanying the consolidated financial statements of NLC Financial Services, LLC and Subsidiaries contained in the Registration Statement and Prospectus (File No. 333-113729). We consent to the use of the aforementioned report in this Amendment No. 5 to the Registration Statement and Prospectus of First NLC Financial Services, Inc. and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Miami, Florida

June 4, 2004